Exhibit 5.1

September 14, 2007

Equinix, Inc.

301 Velocity Way

Foster City, CA 94404

Re:    REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) filed by Equinix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on September 14, 2007, in connection with the registration under Rule 462(e) of the Securities Act of 1933, as amended (the “Securities Act”), of the proposed issuance and sale by the Company of shares of its Common Stock (the “Shares”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

We express no opinion as to matters governed by any laws other than the laws of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto, the laws of the State of California and the federal law of the United States of America. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.

We are basing this opinion on our understanding that, prior to issuing any of the Shares, the Company will advise us in writing of the terms thereof and other information material thereto, will afford us an opportunity to review the operative documents pursuant to which such Shares are to be issued (including the Registration Statement, the prospectus prepared in connection with the Registration Statement, and any supplement or amendment thereto) and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate with respect to such Shares. However, we undertake no responsibility to monitor the Company’s future compliance with applicable laws, rules or regulations of the Commission or other governmental body.

In connection with our opinion expressed below, we have assumed that, if any Shares are to be issued, they will only be issued pursuant to the underwriting agreement in the form filed with the Registration Statement as an exhibit and that, at the time of the offer, issuance and sale of any Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect and no proceedings for that purpose are pending before or contemplated by the Commission, and that there will not have occurred any change in law affecting the validity or enforceability of the Shares.

Based upon the foregoing, we are of the opinion that the Shares to be issued and sold by the Company, when duly authorized by appropriate corporate action of the Company (including the Board), and issued, sold and delivered in the manner and for the consideration stated in the Registration Statement, and in accordance with the resolutions adopted by the Company’s Board, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

Very truly yours,

/s/ Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP